EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 7, 2007

BY AND AMONG

BAE SYSTEMS, INC.,

JAGUAR ACQUISITION SUB INC.

AND

ARMOR HOLDINGS, INC.

i

TABLE OF CONTENTS

(continued)

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2007, is by and among BAE SYSTEMS, INC., a Delaware corporation (“Parent”), JAGUAR ACQUISITION SUB INC., a Delaware corporation (“Purchaser”), and ARMOR HOLDINGS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend to effect a strategic business combination through the merger of Purchaser with and into the Company in accordance with the DGCL (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each determined that the Merger and the other transactions contemplated hereby are in the best interests of their respective stockholders and, therefore, have approved and declared its advisability of the Merger and this Agreement and the plan of merger contained in this Agreement (the “Plan of Merger”), and the respective Boards of Directors of Purchaser and the Company have each recommended that this Agreement and the Merger be approved by their respective stockholders.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Parent, Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

“2007 Bonus Plan” has the meaning assigned in Section 5.10(d).

“Acquisition Agreement” has the meaning assigned in Section 5.06(e).

“Acquisition Proposal” means any inquiry, proposal or offer with respect to (a) any direct or indirect acquisition or purchase of an equity interest (including by means of a tender or exchange offer) in one or a series of transactions representing more than 15% of the voting power in, or any class of equity securities of, the Company or any of its Significant Subsidiaries, (b) a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation, share exchange or similar transaction involving the Company or any of its Significant Subsidiaries or (c) any direct or indirect acquisition, purchase or other disposition in one or a series of transactions of assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Company) representing more than 15% of the consolidated revenues, net income or assets of the Company and its Subsidiaries, other than the Transactions.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliated Group” has the meaning assigned in Section 4.03(n)(1).

“Agreement” has the meaning assigned in the Preamble to this Agreement.

“Aircraft Synthetic Lease” means that certain Synthetic Aircraft Lease (S/N 258679) between Fleet Capital Corporation and Armor Holdings Aircraft, LLC, dated as of September 24, 2004.

“Anti-Bribery Laws” has the meaning assigned in Section 4.03(j)(5).

“Applicable Antitrust Law” shall mean the HSR Act, and each other comparable United States or foreign antitrust or competition law that is applicable to Purchaser, any Subsidiary of the Purchaser, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the consummation of the Transactions.

“Benefit Arrangement” means, with respect to the Company, each of the following under which any Employee or any of its current or former directors has any present or future right to benefits, or that is sponsored or maintained by it or its Subsidiaries or its ERISA Affiliates, or under which it or its Subsidiaries or its ERISA Affiliates has had or has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity(based grants, severance, employment, change(in(control, retention, retirement, welfare or fringe benefit, bonus, incentive, deferred compensation, employee, officer or director indemnification, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Benefits Transition Date” has the meaning assigned in Section 5.10(a).

“Bid” has the meaning assigned in Section 4.03(k)(3).

“Break-Up Fee” has the meaning assigned in Section 7.03(c).

“Business Day” means any day other than a day on which banks in the State of Delaware, New York, New York, or London, England are required or authorized to be closed.

“Certificate” has the meaning assigned in Section 2.07(b).

“Certificate of Merger” has the meaning assigned in Section 2.03.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” has the meaning assigned in Section 2.08(f).

“Company” has the meaning assigned in the Preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Board Change of Recommendation” has the meaning assigned in Section 5.06(e).

“Company Board Recommendation” has the meaning assigned in Section 4.03(e).

“Company Common Stock” means the shares of common stock, par value $0.01, of the Company.

“Company Credit Agreement” means the Credit Agreement dated as of May 25, 2006, among the Company, the lending institutions party thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of America, N.A. and Suntrust Bank, as Co-Syndication Agents, Key Bank National Association and JPMorgan Chase Bank as Co-Documentation Agents and Wachovia Capital Markets, LLC, as Sole Lead Arranger and Sole Book Runner.

“Company Government Contract” has the meaning assigned in Section 4.03(k)(3).

“Company Government Subcontract” has the meaning assigned in Section 4.03(k)(3).

“Company Preferred Stock” has the meaning assigned in Section 4.03(b).

“Company Stockholder Approval” has the meaning assigned in Section 4.03(e).

“Company Stock Award” has the meaning assigned in Section 2.09.

“Company Stock Plans” has the meaning assigned in Section 2.09.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of March 22, 2007, between Parent and the Company.

“Consents” has the meaning assigned in Section 4.03(f)(1).

“Constituent Documents” means the charter or articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust or the comparable documents of such entities or other entities.

“Contract” means any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, concession, franchise, commitment or other agreement.

“Convertible Notes” means the Company’s 2.00% Senior Subordinated Convertible Notes due November 1, 2024.

“Covered Employees” has the meaning assigned in Section 5.10(a).

“Delaware Courts” has the meaning assigned in Section 8.04.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disbursing Agent” has the meaning assigned in Section 2.08(a).

“Disclosure Schedule” has the meaning assigned in Section 4.01.

“Dissenting Stockholder” has the meaning assigned in Section 2.10(a).

“Dissenting Shares” means shares of Company Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 262 of the DGCL.

“DOJ” has the meaning assigned in Section 5.08(c)(2).

“Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of the Company and its Subsidiaries.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local and any other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health and safety or of the environment, in every case as in effect on or prior to the date of this Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 4.03(o)(3).

“Exception Shares” means, collectively, shares of Company Common Stock owned or held by any of the Company, Parent or Purchaser and/or any of their respective Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Existing Regulatory Filings” means any Regulatory Filings filed by the Company or Stewart & Stevenson Services, Inc. with, or furnished by the Company or Stewart & Stevenson Services, Inc. to, the SEC and publicly available prior to the date of this Agreement, excluding, in the case of Stewart & Stevenson Services, Inc., any exhibits thereto.

“Exon-Florio” means the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. 2170).

“Export Control Laws” has the meaning assigned in Section 4.03(j)(4).

“FTC” has the meaning assigned in Section 5.08(c)(2).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including multinational bodies.

“Grant Date” has the meaning assigned in Section 4.03(o)(11).

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indemnified Party” has the meaning assigned in Section 5.09(b).

“Indemnification Provisions” has the meaning assigned in Section 5.09(a).

“Intellectual Property Rights” means all of the following (i) patents, patent rights, patent applications and patent disclosures and all equivalent or similar rights anywhere in the world in inventions and discoveries, (ii) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, corporate names and Internet domain names and applications therefor, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works and applications therefor, (iv) computer software (including source code, object code, data, databases and documentations), (v) mask works and applications therefor, (vi) trade secrets, confidential information and know-how and (vii) other proprietary information and intellectual property.

“IRS” has the meaning assigned in Section 4.03(n)(3).

“Joint Filing” has the meaning assigned in Section 5.08(c)(1).

“Judgment” means any judgment, decree, order, ruling, award, assessment, writ, injunction, stipulation or determination, in each case whether temporary, preliminary or final, of a Governmental Authority.

“Knowledge”, “knowingly” or “Known” means or has reference to the actual knowledge of (a) with respect to the Company, Warren B. Kanders, Robert R. Schiller, Glenn J. Heiar, Ian T. Graham, Ken Fredericks, Robert F. Mecredy, Scott T. O’Brien, and Dennis M. Dellinger; and (b) with respect to the Parent or Purchaser, Walter P. Havenstein, Sheila C. Cheston, Robert Murphy, Mark Baker, Terry Shaw, Curt Gray and Suki Dicker.

“law” means any law, statute, ordinance, order or regulation.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than, with respect to the Company or its Subsidiaries, (a) any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance disclosed in the consolidated financial statements of the Company and its Subsidiaries or the notes thereto or securing liabilities reflected on such financial statements or incurred in the ordinary course of business since the date of the most recent consolidated financial statements, (b) any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance for Taxes not yet delinquent or that are being contested in good faith and reserved for in accordance with GAAP, or (c) any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance which is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, in the case of each of clauses (b) and (c), to the extent such items have not had and would not reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means

(a) with respect to the Company, any event, change, circumstance or effect that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations, assets or business of the Company and its Subsidiaries, taken as a whole, or (ii) would materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions by the Termination Date, excluding in each case any such event, change, circumstance or effect resulting from or in connection with (1) any adoption, proposal, implementation or change in laws, rules or regulations or interpretations thereof by any Governmental Authority, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry, (2) any change in appropriations arising from any U.S. Fiscal Year or Supplemental Budget or from any foreign government budget, (3) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), or in general economic, business, regulatory, financial, capital market, or political conditions, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry, (4) any change affecting any of the industries in which the Company or any of its Subsidiaries operate, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry, (5) changes in GAAP or changes in the interpretation thereof, (6) changes in the market price or trading volume of securities of the Company or any suspension of trading in securities generally on any securities exchange on which the equity securities of the Company trade (provided that any underlying change, effect, event or occurrence that may have caused or contributed to such change in market price or trading volume shall not be excluded), (7) changes resulting from the announcement or the existence of, this Agreement and the Transactions (including any resulting Contract cancellations or restructurings, delays in Contract awards, failures to receive pending Contract awards, or commercial relationships that are materially and adversely changed with customers, prime contractors, subcontractors, suppliers, or teaming, development or joint venture partners), (8) the failure or inability of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (including due to any (i) Contract cancellations or restructurings, delays in Contract awards, failures to receive pending Contract awards, or (ii) material adverse changes in commercial relationships with customers, prime contractors, subcontractors, suppliers, or teaming, development or joint venture partners which did not primarily result, in the case of each of clause (i) and (ii), from (A) any actions or omissions by or (B) any binding obligations that were not fulfilled by, the Company or its Subsidiaries; provided, that any other underlying change, effect, event or occurrence that may have caused or contributed to such failure or inability to meet any internal or public projections, forecasts or estimates of revenue or earnings volume shall not be excluded) or (9) any action taken by the Company or any of its Subsidiaries which is required pursuant to this Agreement; provided that, without limiting the generality of the foregoing, any event, change, circumstance or effect that was not Known to Parent as of the date of this Agreement (whether or not relating to facts, events and circumstances that were Previously Disclosed) that, individually or in the aggregate (together with all other facts or circumstances whether or not Known to Parent as of the date of this Agreement), has resulted in, or could reasonably be expected to result in, the suspension or debarment (as those terms are generally used in connection with government contracts) of the Company or any of its Subsidiaries, Affiliates or divisions (or any portion of any of the foregoing), from participation in the award of any Contract with, or grant of any authorization from, any United States (whether Federal, State or local) Governmental Authority, in each case shall be deemed to constitute a Material Adverse Effect (it being understood that, with respect to this proviso only, information shall not be deemed Previously Disclosed if it relates to facts or circumstances not Known by Parent as of the date of this Agreement, even if the subject matter to which such facts or circumstances relate have been Previously Disclosed), and

(b) with respect to Parent or Purchaser, any effect that would materially impair or delay the ability of Parent or Purchaser to perform its obligations under this Agreement or to consummate the Transactions by the Termination Date.

“Material Contract” has the meaning assigned in Section 4.03(k)(1).

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which could reasonably be expected to give rise to liability under any Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 2.07(a).

“NYSE” means New York Stock Exchange, Inc.

“Parent” has the meaning assigned in the Preamble to this Agreement.

“Parent Board” means the Board of Directors of Parent.

“Party” means Parent, Purchaser or the Company.

“Pension Plan” has the meaning assigned in Section 4.03(o)(2).

“Permits” has the meaning assigned in Section 4.03(j)(2).

“Per Share Amount” shall mean $88.00 per Share.

“Person” shall mean any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Plan of Merger” has the meaning assigned in the Recitals.

“Post-Signing Returns” has the meaning assigned in Section 5.12(a).

“Previously Disclosed” means (i) information set forth by the Company in the applicable Section of the Disclosure Schedule, or any other Section of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other Section of the Disclosure Schedule is also applicable to the Section of this Agreement in question), or (ii) specific information disclosed in the Company’s Existing Regulatory Filings (including any schedules and exhibits thereto, in the case of filings by the Company), to the extent the qualifying nature of such disclosure is reasonably clear from its context, but, in any event, excluding disclosure of risks generally faced by participants in the industry in which the Company operates, descriptions of general risks not related to specifically disclosed information or any other disclosure that is predictive or forward-looking in nature (such as risk factors set forth under the heading “Risk Factors” or the heading “Forward Looking Statements” or similar disclosure under other headings).

“Proxy Statement” has the meaning assigned in Section 4.03(u)(1).

“Purchaser” has the meaning assigned in the Recitals.

“Purchaser Bylaws” means the Bylaws of Purchaser.

“Purchaser Common Stock” means the common stock, $0.01 par value, of Purchaser.

“Regulatory Filings” has the meaning assigned in Section 4.03(g)(1).

“Related Persons” has the meaning assigned in Section 4.03(v).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, legal or financial advisors or any representatives of such legal or financial advisors or other representatives.

“Requisite Approvals” has the meaning assigned in Section 6.01(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, warrants, performance awards, units, dividend equivalent awards, deferred rights, “phantom” stock rights or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of or which has the right to vote with, shares of capital stock, or other voting securities or equity interests of such first Person.

“Run-Off Policy” has the meaning assigned in Section 5.09(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Senior Notes” means the Company’s 8.25% Senior Subordinated Notes due 2013.

“Stockholders’ Meeting” has the meaning assigned in Section 5.02.

“Shares” means all issued and outstanding shares of Company Common Stock.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means any bona fide binding written Acquisition Proposal made by any Person that if consummated would result in such Person (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, which the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, to have a higher value than the consideration to be received by the Company’s stockholders in connection with the Merger and to be reasonably capable of being completed, considering, among other things, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal or otherwise and such factors as the Company Board considers to be appropriate (including the conditionality and the timing and likelihood of success of such proposal).

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 4.03(p).

“Takeover Provisions” has the meaning assigned in Section 4.03(p).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising regulatory authority with respect to Taxes.

“Termination Date” has the meaning assigned in Section 7.01(b)(iii).

“Transaction Expenses” means duly documented out-of-pocket expenses incurred by the Company, on the one hand, or Parent and Purchaser, on the other hand, in connection with the negotiation, preparation, execution and performance of this Agreement; provided, however, that the amount to be reimbursed in respect thereof to the Company, on the one hand, or Parent and Purchaser, on the other hand, shall not exceed $25,000,000.00.

“Transactions” has the meaning assigned in Section 4.03(e).

1.02 Interpretation.

(a) In this Agreement, except as the context may otherwise require, references:

(1) to the Preamble, Recitals, Articles, Sections, Annexes or Schedules are to the Preamble to, a Recital, Article, Section of, or Annex or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement and the Annexes and Schedules to it taken as a whole;

(3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(4) to any section of any statute or regulation include any successor to the section;

(5) to any Person or Governmental Authority include any successor or assign to that Person or Governmental Authority; and

(6) to the date of this Agreement or the date hereof are to May 7, 2007.

(b) The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”.

(d) The words “herein”, “hereof” or “hereunder”, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the Parties, which have had the assistance of counsel and other advisers. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to another.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate an applicable statute or regulation.

(g) The term “or” is not exclusive.

(h) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(i) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the DGCL, Purchaser will merge with and into the Company at the Effective Time. At the Effective Time the separate corporate existence of Purchaser will terminate. The Company will be the Surviving Corporation and will continue its corporate existence under the laws of the State of Delaware.

2.02 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York, at 10:00 a.m. on the fourth (4th) Business Day (unless the Parties agree to another time or date) after satisfaction or waiver (by the Party entitled to the benefits thereof) of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03 Effective Time. Subject to the terms and conditions of this Agreement, at the Closing the Parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware for filing under Section 251 of the DGCL. The Parties will make all other filings or recordings required under the DGCL, and the Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being the “Effective Time”).

2.04 Effects of the Merger. The Merger will have the effects prescribed by the DGCL and other applicable law.

2.05 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company, as amended and in effect immediately before the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time.

(b) The Purchaser Bylaws, as in effect immediately before the Effective Time, will be the Bylaws of the Surviving Corporation as of the Effective Time except that the Purchaser Bylaws shall, to the extent that they do not do so, be amended (and be deemed to be so amended) as of the Effective Time to effectuate the obligations of Parent and the Surviving Corporation provided in Sections 5.09(a) and (b).

2.06 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, subject to the right of the board of directors of the Surviving Corporation to appoint or replace officers.

2.07 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and Dissenting Shares (which shares shall be treated in accordance with Section 2.10) shall be converted into and constitute the right to receive cash in an amount equal to the Per Share Amount, without interest (the “Merger Consideration”);

(b) All shares of Company Common Stock (other than Exception Shares) shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.08 (in which case Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock), or as otherwise provided in Section 2.07(a); and

(c) Each issued and outstanding share of Purchaser Common Stock shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

2.08 Exchange of Certificates; Payment of the Merger Consideration.

(a) Appointment of Disbursing Agent. Immediately prior to the Effective Time, Parent shall deposit with the Company’s current transfer agent or a disbursing agent mutually agreed upon by Parent and the Company (the “Disbursing Agent”) cash in an amount sufficient to allow the Disbursing Agent to make all payments that may be required pursuant to this Article II. Parent shall be obligated to, from time to time, deposit any additional funds necessary to make all payments that may be required by this Article II. Upon the first (1st) anniversary of the Effective Time, any such cash remaining in the possession of the Disbursing Agent (together with any earnings in respect thereof) shall be delivered to Parent and any holder of Certificates who has not theretofore exchanged such Certificates pursuant to this Article II shall thereafter be entitled to look exclusively to Parent and/or the Surviving Corporation, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Disbursing Agent nor any Party hereto shall be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event later than four (4) Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such certificates to the Disbursing Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such Person is entitled pursuant to this Article II. Upon surrender to the Disbursing Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Disbursing Agent that such Tax has been paid or is not payable.

(d) Transfers. At or after the Effective Time, there shall be no transfers registered on the stock transfer books of the Surviving Corporation of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Disbursing Agent for any reason, they shall be exchanged as provided in this Article II.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Disbursing Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article II.

(f) Withholding Rights. Parent, the Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or any holder of a Company Stock Award pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable provision of law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of a Company Stock Award in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Disbursing Agent, as applicable.

2.09 Stock Awards. The Company shall (a) terminate the stock incentive plans set forth on Schedule 2.09 hereto and any other arrangements governing or providing for the grant of equity awards, including stock options, restricted stock or restricted stock units (collectively, the “Company Stock Plans”), immediately prior to the Effective Time without prejudice to the rights of the holders of options, restricted stock grants or other awards previously made thereunder, (b) following such termination, grant no additional stock options, restricted stock grants, restricted stock units or other equity awards (each, a “Company Stock Award”) under the Company Stock Plans or otherwise or permit the receipt of shares of Company Common Stock or Rights pursuant thereto, and (c) cause each Company Stock Award that is outstanding immediately prior to the consummation of the Merger to become fully vested and exercisable with all restrictions removed. Prior to the Effective Time, the Company will take all actions reasonably necessary to provide that, upon the Effective Time, each outstanding Company Stock Award shall be cancelled automatically, and at the Effective Time, Parent or the Surviving Corporation shall provide such holder with a lump sum cash payment (less any applicable withholding) equal to (A) with respect to stock option awards, the product of (1) the total number of shares of Company Common Stock subject to such holder’s Company Stock Award or Awards immediately prior to the Effective Time and (2) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock subject to such Company Stock Award or Awards and (B) with respect to awards of restricted stock, the product of (1) the total number of shares of Company Common Stock subject to such holder’s Company Stock Award immediately prior to the Effective Time and (2) the Per Share Amount.

2.10 Dissenting Stockholders.

(a) Each Dissenting Share shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. The Company shall give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for payment pursuant to Section 262 of the DGCL and of withdrawals of such notice (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Parent and/or the Surviving Corporation; provided, that prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(b) If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 262 of the DGCL, each of such holder’s shares of Company Common Stock shall be converted solely into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

ARTICLE III

CONDUCT OF BUSINESS PENDING THE MERGER

3.01 Agreements of the Company. The Company agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed on Schedule 3.01 of the Disclosure Schedule, except as may be required by applicable law or the requirements of the NYSE (including any listing agreement with the NYSE), without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course (consistent with past practice) in all material respects or fail to use commercially reasonable efforts to preserve intact, in all material respects, their business organizations.

(b) Operations. Enter into any new material line of business.

(c) Capital Stock and Other Securities. Other than pursuant to Rights Previously Disclosed and outstanding on, and in accordance with their existing terms, as of the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other securities (including long-term debt) or any Rights with respect to its stock or any other securities, or (2) permit any additional shares of its stock or Rights to become subject to new grants under Company Stock Plans or otherwise, except for issuances, grants or awards pursuant to existing agreements providing for the issuance of up to 20,000 shares of Company Common Stock or options to purchase Company Common Stock, in the aggregate.

(d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend or dividend equivalent on or in respect of, or declare or make any distribution on any shares of its stock or on Rights, other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (2) directly or indirectly adjust, split, combine, redeem or reclassify, or effect any reorganization or recapitalization of, any shares of its stock or (3) purchase, redeem or otherwise acquire any shares of its stock or any Rights.

(e) Dispositions. Sell, lease (as lessor), transfer, mortgage, encumber or otherwise dispose of any of its assets (including Intellectual Property Rights), business or properties, except for sales, leases, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice of (1) inventory or (2) that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f) Acquisitions. Acquire all or any portion of the assets, business, properties or shares of stock or other securities or Rights of any other Person (including by merger, consolidation or otherwise), other than (1) the purchase of inventory in the ordinary course of business consistent with past practice, (2) the purchase of real property in the ordinary course of business consistent with past practice or (3) capital expenditures in accordance with the

Company’s 2007 Budget previously provided to Parent at the Company’s management presentation made to Parent.

(g) Constituent Documents. Amend the Company’s Constituent Documents in any manner, or amend any of its Subsidiaries’ Constituent Documents in any manner that would reasonably be expected to have an adverse effect on the consummation of the Transactions or the Company.

(h) Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, or revalue any assets that are material to the Company and its Subsidiaries, in each case other than as may be required by GAAP or regulatory accounting requirements applicable to U.S.-publicly owned business organizations generally.

(i) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, collective bargaining agreement, consulting, change in control, severance or similar Contract, agreement or arrangement with any director or executive, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law or the terms of a Benefit Arrangement as in effect on the date hereof, (2) to grant merit-based or annual salary increases in the ordinary and usual course of business and in accordance with past practice, other than to executive officers of the Company, (3) for employment arrangements for newly hired or promoted employees who are not officers of the Company in the ordinary and usual course of business consistent with past practice, (4) for employment arrangements for newly hired or promoted employees who are officers (but not executive officers) of the Company in the ordinary and usual course of business consistent with past practice after good faith consultation with Parent, or (5) the granting and payment of certain cash bonuses to the employees, directors and officers of the Company as set forth on Schedule 3.01 of the Disclosure Schedule.

(j) Benefit Plans. Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option (or other equity award), stock purchase, savings, profit sharing, deferred compensation, retention, bonus, group insurance, indemnification or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except (1) as may be required by applicable law or the terms of a Benefit Arrangement as in effect on the date hereof, (2) amendments that do not increase benefits or result in increased administrative costs, or (3) for employment arrangements for newly hired employees or promoted employees who are officers (but not executive officers) of the Company in the ordinary and usual course of business consistent with past practice after good faith consultation with Parent or (4) for employment arrangements for newly hired employees who are not officers of the Company in the ordinary and usual course of business consistent with past practice.

(k) Indebtedness. (1) Repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another third party or enter into any arrangement having the economic effect of any of the foregoing, except for (A) prepayments of revolving loans under the Company Credit Agreement, (B) revolving loans incurred in the ordinary course of business consistent with past practice under the Company Credit Agreement (including pursuant to commercial and standby letters of credit thereunder) in an aggregate amount not to exceed the sum of (i) the aggregate principal amount outstanding under the Company Credit Agreement as of March 31, 2007, plus (ii) $95,000,000.00, (C) an additional aggregate principal amount of short-term borrowings under foreign credit facilities in an aggregate principal amount not to exceed $5,000,000.00, and (D) additional short-term indebtedness not exceeding $5,000,000.00; or (2) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans or advances to customers and suppliers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000.00, and except that the Company and its Subsidiaries can make loans, advances, capital contributions or investments in the Company or its Subsidiaries, as the case may be, without limit.

(l) Proceedings. Settle any material claim, action or proceeding involving (i) the payment of sums in excess of $5,000,000.00 net of insurance (individually and not in the aggregate) by the Company or any of its Subsidiaries, or (ii) the imposition of material restrictions on the operations of the Company or its Subsidiaries or terms which materially impair the ability of the Company or its Subsidiaries to do business in the ordinary course consistent with past practice.

(m) Liquidation or Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

(n) Adverse Actions. Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner.

(o) Commitments. Enter into any Contract with respect to, or otherwise agree or commit to do, directly or indirectly, any of the foregoing.

3.02 Agreements of Parent. Parent agrees that, from the date hereof until the Effective Time, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner, including enter into agreements with respect to any acquisitions, mergers, consolidations or business combinations which would reasonably be expected to have the legal or practical effect of materially delaying or preventing the consummation of the Merger or the other Transactions or the obtaining of any regulatory or other consent or approval contemplated hereby.

(b) Commitments. Enter into any Contract with respect to, or otherwise agree or commit to do, directly or indirectly, any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Disclosure Schedules. The Company has delivered to Parent a schedule (the “Disclosure Schedule”), dated the date of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 4.03 or to one or more of its covenants contained in Article III; provided, that the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by the Company that such item is material or was required to be disclosed therein.

4.02 Standard for Breach of Representations and Warranties. For all purposes of this Agreement other than Sections 6.02 and 6.03 hereof (which are subject to the standards set forth therein), no representation or warranty of the Company or Parent contained in Section 4.03 or Section 4.04 (other than the representations and warranties contained in Section 4.03(b), which shall be true in all respects except for de minimus variations and Section 4.03(g)(5)(C), which shall be true in all respects) will be deemed untrue, and no Party will be deemed to have breached a representation or warranty, where such failure to be true or breach of such representation or warranty, has not had, and would not reasonably be expected to have a Material Adverse Effect with respect to the Company or Parent, as the case may be.

4.03 Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

(a) Organization and Standing; Documents.

(1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(2) The Company has made available to Parent true and complete copies of the Company’s Constituent Documents, each as amended to the date of this Agreement. The Company has also made available to Parent true and complete copies of the minutes of all meetings of the stockholders of the Company, the Company Board and the committees thereof, in each case held from January 1, 2004 through December 31, 2006.

(b) Capitalization.

(1) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of May 1, 2007, no shares of Company Preferred Stock were issued and outstanding and 35,591,765 shares of Company Common Stock were issued and outstanding, and

6,043,222 shares of Company Common Stock were held by the Company in treasury. As of May 1, 2007, 3,645,175 shares of Company Common Stock are issuable upon exercise of options (at a weighted-average strike price of $32.89) underlying Company Stock Awards. As of May 1, 2007, 712,390 shares of Company Common Stock were issuable upon exercise of any other Rights under Company Stock Plans and 3,291,311 shares of Company Common Stock were issuable upon conversion of the Company’s Convertible Notes. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights or similar rights). Except as set forth above and except for (x) shares of Company Common Stock issued upon the exercise of options underlying Company Stock Awards exercised prior to the date of this Agreement or upon the conversion of Convertible Notes prior to the date of this Agreement and (y) 2,133,500 shares reserved for issuance pursuant to Company Stock Plans, there are no shares of capital stock or Rights of the Company issued or outstanding, held in treasury or reserved for issuance. The Company does not have, nor do any of its Subsidiaries have, any Rights outstanding with respect to Company Common Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock, Company Preferred Stock or Rights, except pursuant to this Agreement, the Convertible Notes, outstanding Company Stock Awards and Company Stock Plans. The Company has no commitment to redeem, repurchase or otherwise acquire any shares of Company Common Stock. None of the Company’s Subsidiaries owns or holds any Company Common Stock. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or Rights of the Company.

(2) As of the date of this Agreement, (i) the only outstanding indebtedness for borrowed money (other than indebtedness incurred in the ordinary course of business pursuant to the revolving credit facility of the Company Credit Agreement not in excess of $25,000,000 in the aggregate) of the Company and its Subsidiaries is (A) $151,500,000 in aggregate principal amount of the Senior Notes (fully accreted and assuming repurchase at 101% of face value), (B) $345,000,000 in aggregate principal amount of the Convertible Notes (fully accreted), (C) $240,000,000 in aggregate principal amount under the revolving credit facility, (D) $100,000,000 in aggregate principal amount of term loans, (E) $19,000,000 under outstanding letters of credit, in each case, under the Company Credit Agreement, (F) $11,400,000 in respect of amounts owing under the Aircraft Synthetic Lease and (G) no more than $7,000,000 of other indebtedness for borrowed money in the aggregate, and (ii) there are no guarantees by the Company or any of its Subsidiaries of indebtedness of any party other than the Company and its Subsidiaries for borrowed money.

(c) Subsidiaries.

(1) (A) The Company owns, directly or indirectly, all the outstanding equity securities and Rights of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts or arrangements by which any of such Significant Subsidiaries is, or may be, bound to sell or otherwise transfer any equity securities or Rights of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of such securities or Rights and (E) all the equity securities and Rights of each Subsidiary (other than dormant or inactive Subsidiaries) held by it or its Subsidiaries have been, in the case of United States Subsidiaries, duly authorized and are validly issued and outstanding, fully paid and nonassessable, and, in the case of Subsidiaries organized outside the United States, have been issued in accordance with applicable law.

(2) Each of the Significant Subsidiaries of the Company has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(3) Schedule 4.03(c)(3) of the Disclosure Schedule lists each of the Company’s Subsidiaries and its jurisdiction of organization. As of the date of this Agreement, except for its interests in the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

(d) Power. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on their respective businesses as they are now being conducted and to own all of its respective properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

(e) Authority. The Company has duly authorized, executed and delivered this Agreement. Subject only to receipt of the affirmative vote of the holders of more than fifty percent (50%) of the Shares to adopt the Plan of Merger (the “Company Stockholder Approval”), this Agreement and the Transactions have been authorized by all necessary respective corporate action or proceedings and the Company Stockholder Approval is the only vote or consent of holders of capital stock of the Company necessary to consummate the Merger. At a meeting duly called and held, the Company Board has unanimously (1) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the holders of Shares, (2) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including Section 251 thereof), (3) directed that this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (4) recommended that the Merger and this Agreement be adopted by the stockholders of the Company (the “Company Board Recommendation”) and such resolutions have not been subsequently withdrawn, modified or qualified in any way;

provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 5.06 shall not be deemed a breach of this Section 4.03(e). This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(1) No consents, approvals, licenses, permits, orders or authorizations (“Consents”) of, or filings, registrations or declarations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by Governmental Authorities, (B) compliance with, filing of notices, and expiration of the related waiting period, under each Applicable Antitrust Law, (C) compliance with any applicable provision of Exon-Florio, including filing a notice under Exon-Florio with CFIUS, (D) filings as may be required by the Securities Act, the Exchange Act and the New York Stock Exchange, (E) receipt of the Company Stockholder Approval, and (F) the filing and issuance of the Certificate of Merger.

(2) Subject to receipt of the Consents referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default (with or without notice or lapse of time, or both) under, or give rise to any Lien or any right of acceleration of remedies or obligations, penalty, increase in material benefit payable or material reduction of benefit received under, or right of termination or cancellation under, any law or Judgment, governmental Permit or license, or, to the Knowledge of the Company, Contract that is material to the Company or any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, any provision of the Constituent Documents of the Company or any of its Significant Subsidiaries or (C) require any consent or approval under any such law, Judgment, governmental Permit, license or, to the Knowledge of the Company, Contract that is material to the Company or any of its Subsidiaries.

(g) Financial Reports and Regulatory Filings; Material Adverse Effect.

(1) Since December 31, 2003, the Company has filed with, or furnished to, as applicable, the SEC in a timely manner all forms, statements, reports and schedules required to be filed or furnished by it under the Exchange Act and the Securities Act. Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006 and all other reports, registration statements, definitive proxy statements or information statements (including all amendments thereto) filed or furnished by it subsequent to December  31, 2003 under the

Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated financial statements contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects the financial position of it and its Subsidiaries on a consolidated basis as of the date of such statement and the results of their operations and cash flows on a consolidated basis for the period shown, complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and the absence of footnotes and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements.

(2) Neither the Company nor its Subsidiaries is subject to any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are reasonably possible (as defined in Statement of Financial Accounting Standards No. 5, Accounting for Contingencies) and if the relevant event occurs would reasonably be expected to have a Material Adverse Effect on the Company.

(3) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or Regulatory Filings.

(4) Other than Stewart & Stevenson Services, Inc. and Simula, Inc., none of the Company’s Subsidiaries is, or has at any time since January 1, 2005, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(5) Since December 31, 2006, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transactions), (B) neither the Company nor any of its Subsidiaries has taken, or committed to take, any action that, if taken after the date of this Agreement, would constitute a breach of clauses (d), (e), (h), (i) or (j) of Section 3.01, clauses (D) or (E) of Section 5.12(a), or Section 5.12(b), and (C) no event, change, circumstance or effect has occurred or circumstance has arisen that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(h) Litigation. As of the date hereof, there is no material suit, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any material Judgment of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.

(i) Regulatory Matters. Neither the Company nor any of its Subsidiaries (but in the case of Subsidiaries organized outside of the United States, to the Knowledge of the Company) is subject to, or has been advised by any Governmental Authority, that it is likely to become subject to, any Judgment that is material to the Company and its Subsidiaries taken as a whole and, in the case of Subsidiaries organized outside of the United States, which is reasonably expected to result in liability in excess of $5,000,000.00, or any other similar agreement from or with any Governmental Authority charged with the regulation of, or enforcement of matters concerning, Persons in businesses engaged in the contracting with Governmental Authorities as to the supply of products and services. There is no material audit, inquiry or investigation involving the Company or any of its Subsidiaries by any Governmental Authority pending, or to the Knowledge of the Company, threatened.

(j) Compliance with Laws. The Company and each of its Subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign laws and Judgments applicable thereto or to the employees conducting such businesses;

(2) has all material permits, licenses, authorizations, orders, approvals, certificates, filings and franchises required by Governmental Authorities (collectively “Permits”), and has made all material filings, applications and registrations with all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such Permits are in full force and effect, and to the Knowledge of the Company, there has occurred no default under, or violation of any Permit and the Merger and the Transactions will not cause the revocation or cancellation of any Permit, and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(3) has not received, to the Company’s Knowledge, since December 31, 2004, written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not, or may not be, in compliance with any of the laws which such Governmental Authority enforces or (B) threatening to revoke any Permit or governmental authorization;

(4) are in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury, and

the equivalent laws in any jurisdiction in which the Company or any of its Subsidiaries operate (collectively, the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any communication that alleges, nor does it have Knowledge, that the Company or one of its Subsidiaries is not, or may not be, in compliance with, or has, or may have, any material liability under, the Export Control Laws; and

(5) are in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1, et seq) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti corruption and bribery laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the “Anti-Bribery Laws”). Neither the Company nor any of its Subsidiaries has received any communication that alleges, nor does it have Knowledge, that the Company, one of its Subsidiaries or any agent thereof is not, or may be, in compliance with, or has, or may have, any liability under, the Anti-Bribery Laws.

(k) Material Contracts; Defaults.

(1) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or is a Contract that the Company otherwise deems material, (B) that restricts in any material respect the conduct of business by it or any of its Subsidiaries or its or their ability (or, to the Knowledge of the Company, which, following the consummation of the Merger, could materially restrict the ability of Parent or any of its Affiliates, including the Company and its Subsidiaries) to compete or engage in any material line of business, or to develop, market or distribute any material products or material services, in each case, in any geographic territory, (C) that have an aggregate value, or involve payments by or to the Company or any of its Subsidiaries, of more than $50,000,000.00 in any twelve-month period, or (D) that are material joint venture, partnership, teaming or other similar agreements (the Contracts referred to in the foregoing clauses (A) through (D) being referred to collectively as “Material Contracts”).

(2) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Material Contract, is in default or material breach of (and, to the Knowledge of the Company, no event has occurred which with notice or the lapse of time or both would constitute a default or material breach by the Company or any of its Subsidiaries of) any Material Contract.

(3) With respect to each Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, for which (A) performance has not been or was not completed or (B) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding bid, quotation or proposal by the Company or any of its Subsidiaries (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority for which (A) performance has not been or was not completed or (B) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority (each such Contract or Bid, a “Company Government Subcontract”):

(i) to the Knowledge of the Company, no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or under the United States False Claims Act, the United States Truth in Negotiations Act or the United States Procurement Integrity Act;

(ii) neither the United States Government nor any prime contractor, subcontractor or other Person or entity has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has, or may have, breached or violated in any material respect any law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

(iii) to the Company’s Knowledge, with respect to any Contract that is material to the Company, neither the Company nor any of its Subsidiaries has, within the past two years, received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice that related to a material non-performance that was not properly resolved and withdrawn (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any) pertaining to such Company Government Contract or Company Government Subcontract, and to its Knowledge, the Company is not aware of any basis for any such notice;

(4) Neither the Company nor any of its Subsidiaries, nor any of the respective directors, officers, employees, consultants or agents, is, or within the past three years has been, to the Knowledge of the Company, (i) under any material administrative, civil or criminal investigation, audit, indictment or information by any

Governmental Authority, (ii) the subject of any material audit or investigation by the Company or any of its Subsidiaries, in the case of each of clauses (i) and (ii), with respect to any alleged act or omission arising under or relating to any Company Government Contract or Company Government Subcontract or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with, or grant of any authorization from, any Governmental Authority. There exist no facts or circumstances that, to the Knowledge of the Company, would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company, any of its Subsidiaries or any of their respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Authority.

(5) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of any material (i) outstanding claims (including claims relating to bid or award protest proceedings (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any)) against the Company or any of its Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Company Government Contract or Company Government Subcontract, and (ii) outstanding claims or requests for equitable adjustment (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any) or disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company or any of its Subsidiaries, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other law or between the Company or any of its Subsidiaries, on the one hand, and any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract.

(l) Title to Properties. The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all their respective assets, except assets that are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business. To the Knowledge of the Company, the assets owned by the Company or its Subsidiaries are not subject to Liens. Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of each material lease, sublease, license and other contract relating to real property to which it is a party and each such lease, sublease, license and other Contract relating to real property is in full force and effect.

(m) Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all material Intellectual Property Rights that are used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted free and clear of all Liens. No claims, suits, actions, investigations or proceedings are pending or, to the Knowledge of the Company, threatened (i) with regard to the Company’s or any of its Subsidiaries use or ownership of any of their respective material Intellectual Property Rights or (ii) alleging that the Company or any of its Subsidiaries is infringing on, misappropriating or otherwise adversely affecting the rights of any Person with regard to any material Intellectual Property Right. To the Knowledge of the Company, no Person is infringing on the rights of the Company or any of its Subsidiaries with respect to any material Intellectual Property Right. Immediately following the Closing, to the Knowledge of the Company, all software, hardware, systems and applications used by the Company or any of its Subsidiaries in the operation of their businesses will be available for use by the Company or such Subsidiary on substantially the same terms and conditions under which the Company or such Subsidiary used such software, hardware, systems and applications immediately prior to the Closing.

(n) Taxes.

(1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or aggregate group of which the Company or any of its Subsidiaries is a member (an “Affiliated Group”) have been duly filed, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, and all Taxes otherwise owed, have been duly paid in full. All Taxes that the Company, any of its Subsidiaries or any Affiliated Group is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the proper Taxing Authority, to the extent due and payable. No extensions or waivers of statutes of limitation have been given by or requested with respect to any of the U.S. federal income taxes of the Company, its Subsidiaries or any Affiliated Group. The Company has either paid or made provision in accordance with GAAP, in the consolidated financial statements included in the Existing Regulatory Filings of the Company, for all Taxes of the Company, its Subsidiaries and any Affiliated Group that accrued on or before the end of the most recent Tax period covered by its Existing Regulatory Filings. No Liens for Taxes exist with respect to any of the assets or properties of the Company, its Subsidiaries or any Affiliated Group.

(2) Except as otherwise disclosed to Parent, (A) no deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company, any of its Subsidiaries or any Affiliated Group and (B) no audit, examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes is in progress, pending or threatened in writing against the Company, any of its Subsidiaries or any Affiliated Group.

(3) The material Tax Returns of the Company, each of its Subsidiaries and any Affiliated Group have been examined by and settled with the United States Internal Revenue Service (the “IRS”) or other applicable Taxing Authority or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2002. All assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(4) No jurisdiction in which the Company, any of its Subsidiaries or any Affiliated Group do not file tax returns has asserted in writing that any such entity may be liable for tax in such jurisdiction.

(5) There are no requests for rulings or determinations relating to Taxes pending between (A) either the Company, any of its Subsidiaries or any Affiliated Group and (B) any Taxing Authority.

(6) None of the Company, any of its Subsidiaries and any Affiliated Group (A) is bound by any agreement with respect to Taxes other than agreements between any of the Company and its Subsidiaries or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) as a transferee or successor, by contract or otherwise.

(7) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(8) None of the Company, any of its Subsidiaries and any Affiliated Group has participated in any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4.

(9) All material related party transactions involving the Company, any of its Subsidiaries or any Affiliated Group are at arm’s length and in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of Tax law.

(o) Employee Benefit Plans.

(1) All of the Benefit Arrangements of the Company are Previously Disclosed, other than those Benefit Arrangements that (i) are not material or (ii) are government mandated benefit plans required by Governmental Authorities other than the United States of America or any state thereof.

(2) All of the Benefit Arrangements of the Company, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, have been administered in all material respects in accordance with their terms and are in substantial compliance with ERISA (to the extent applicable), the Code (including Sections 4976, 4980B, 4980D, 4980E and 4980F) and other applicable laws. Each of the Benefit Arrangements of the Company which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service, and to the Knowledge of the Company there are no circumstances reasonably likely to result in revocation of any such favorable determination letter or which would result in material costs under the U.S. Internal Revenue Service’s Employee Plans Compliance Resolution System.

(3) None of the Company, any of its Subsidiaries or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has, either contributed to or had any liability with respect to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA at any time within the last six (6) years.

(4) All contributions required to be made under the terms of any of the Benefit Arrangements of the Company have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of the ERISA Affiliates of the Company has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title (other than liability for the payment of premiums to the Pension Benefit Guaranty Corporation (or any successor entity), which have been or will be paid when due). To the Knowledge of the Company, no reportable event under Section 4043 of ERISA has occurred or will occur with respect to any Benefit Arrangement on or before the Closing Date other than any reportable event occurring by reason of the Transactions.

(5) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement, other than for benefits required by applicable law or the cost of which is borne by the participant.

(6) None of the execution and delivery of this Agreement by the Company, the consummation of the Transactions nor the Company Stockholder Approval, alone or in conjunction with another event (such as termination of employment), will (A) entitle any director, officer, employee or consultant, or any former director, officer, employee or consultant, of the Company or any of its Subsidiaries to change of control, severance or termination compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Arrangement (or any grant or award thereunder) or (C) result in any breach or violation of, or a default under, any Benefit Arrangement (or any grant or award thereunder). No amount or benefit that could be received by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G 1) with respect to the Company in connection with the transactions contemplated by this Agreement (alone or in combination with any other event) would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such Person is entitled to any additional payment or benefit in the event the excise tax under Section 4999 of the Code is imposed on such Person.

(7) None of the Company and the Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Authority with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Arrangements), suits, proceedings or other actions against or involving any Benefit Arrangement or asserting any rights or claims to benefits under any Benefit Arrangement.

(8) To the Knowledge of the Company, with respect to each Benefit Arrangement subject to ERISA, there has not occurred any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any trustee, administrator or other fiduciary of any trust created under any Benefit Arrangement, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or to any liability for breach of fiduciary duty under ERISA or any other applicable law.

(9) Each Benefit Arrangement that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than liability for benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time.

(10) To the Knowledge of the Company, each Benefit Arrangement that is subject to 409A of the Code has been operated in good faith compliance with Section 409A of the Code and no person has a right to any gross up from the Company with respect to any 409A arrangement.

(11) With respect to the options underling the Company’s Stock Awards, (i) to the Company’s Knowledge, each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof and any required stockholder approval by the necessary number of votes, and the award agreement governing such grant (if any) was duly delivered by the Company to the recipient, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange, (iii) to the Company’s Knowledge, the per share exercise price of each option was no less than the fair market value of a share of Company Common Stock on the applicable Grant Date and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Regulatory Filings in accordance with the Exchange Act and all other applicable laws. The Company has not Knowingly timed the grant of, and there is no and has been no policy or practice of the Company of timing the grant of, any option with the purpose of benefiting the recipient thereof by specifically taking advantage of the release or other public announcement of material non-public information regarding the Company or its Subsidiaries or their results of operations or prospects.

(p) Takeover Laws and Provisions. To the Company’s Knowledge, no other Takeover Laws other than Section 203 of the DGCL apply or purports to apply to the Company with respect to this Agreement, the Merger or the Transactions. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any “moratorium,” “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including Section 203 of the DGCL. It has taken all action required to be taken by it in order to make this Agreement and the Transactions comply with, and this Agreement and the Transactions do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q) Financial Advisors.

(1) None of the Company or its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s or financial advisory fees in connection with the Transactions, except that, in connection with this Agreement, the Company has retained Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

(2) The Company has received the opinion of Goldman, Sachs & Co., to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which will be delivered to Parent by the Company promptly after receipt by the Company.

(r) Sarbanes-Oxley Act.

(1) The Company is in compliance with the provisions of the Sarbanes -Oxley Act and the rules and regulations enacted by the SEC thereunder, including Section 404 of such Act and Rule 13(a)-15(e) of the Exchange Act, and to the Knowledge of the Company, the certifications provided pursuant to Sections 302 and 906 thereof with each Regulatory Filing of the Company, at the time of filing or submission of each such certification, were accurate.

(2) Consistent with the requirements of Sarbanes-Oxley, the Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(3) Since December 31, 2006, neither the chief executive officer nor the chief financial officer of the Company has become aware of, and neither the Company’s auditors nor the Company Board has been advised of, (i) any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” (each as defined in PCAOB Auditing Standard 2) in the Company’s internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the date of the filing of the Annual Report on Form 10-K for the year ended December 31, 2006, there have been no material changes in internal control over financial reporting.

(s) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, Contract, works council agreement or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor has there been in the three years prior to the date of this Agreement any strike, slowdown, work stoppage, lockout or other labor dispute involving it or any of its Subsidiaries nor are any such disputes pending or, to the best of its Knowledge, threatened, nor is it aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(t) Environmental Matters. There are no material proceedings, claims, actions or investigations of any kind pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries in any court, agency or other Governmental Authority or in any arbitral body, arising under any Environmental Law; the Company and its Subsidiaries have conducted their respective operations, and such operations are currently, in compliance with their respective environmental permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws; all permits required under Environmental Laws in connection with the business and operations of the Company and its Subsidiaries are in full force and effect; there have been no releases of Materials of Environmental Concern or other conditions at any property owned or operated by the Company or its Subsidiaries that would require remediation under Environmental Laws; and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in any liabilities under Environmental Law or common law against the Company or its Subsidiaries, either in connection with the current operations or facilities of the Company or its Subsidiaries or with any former operations of the Company, its Subsidiaries or any of their respective former subsidiaries or Affiliates, as a result of (1) any violation of any Environmental Law by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other Person, or (2) the release, storage, handling, treatment, transportation or disposal of any Materials of Environmental Concern generated by the operations of the Company or its Subsidiaries or, to the Knowledge of the Company, by any other Person.

(u) Proxy Statement.

Subject to the accuracy of the representations of Parent in Section 4.04(i):

(1) The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting, including any information incorporated by reference therein (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

(2) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s Representatives for inclusion in the Proxy Statement.

(3) The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

(v) Transactions with Related Persons. All Contracts, promises, commitments and understandings in effect as of the date of this Agreement with Related Persons have been Previously Disclosed, true and complete copies of which have been made available to Parent prior to the date of this Agreement. Since December 31, 2006, neither the Company nor any of its Subsidiaries has engaged in any transaction with any officer, director or Affiliate of the Company or any of its Subsidiaries or any Person who has a family relationship (as defined in Item 401(d) of Regulation S-K) with any officer, director or Affiliate of the Company or any of its Subsidiaries (collectively, “Related Persons”).

(w) Insurance. The Company and its Subsidiaries maintain all such policies in such amounts, with such deductibles and against such risks and losses as are in the Company’s judgment, reasonable for the assets of the Company and its Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation, termination or material premium increase has been received with respect to any such policy. To the Knowledge of the Company, there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

4.04 Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization and Standing. Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser are duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Purchaser Stock. The authorized capital stock of Purchaser consists of 1,000 shares of Purchaser Common Stock. All of the issued and outstanding capital stock of Purchaser is owned by Parent as its sole stockholder. The outstanding shares of Purchaser Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights).

(c) Power. Parent and Purchaser each have the corporate power and authority to (i) carry on its respective business as it is now being conducted and to own its respective properties and assets, and (ii) to execute, deliver and perform its respective obligations under this Agreement and to consummate the Transactions.

(d) Authority. Parent and Purchaser have each duly authorized, executed and delivered this Agreement, and this Agreement and the Transactions have been authorized by all other necessary corporate actions of Parent and Purchaser, including the necessary approval of Parent as the sole stockholder of Purchaser. This Agreement is the valid and legally binding obligation of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e) Funds. Parent or Purchaser has, or will have prior to the Effective Time, sufficient funds available to satisfy the obligation to pay the Merger Consideration in the Merger.

(f) Regulatory Approvals; No Defaults.

(1) No Consents of, or filings, registrations or declarations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or Purchaser in connection with the execution, delivery or performance by Parent and Purchaser of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods, required by Governmental Authorities, (B) compliance with, filing of notices, and expiration of the related waiting period, under each Applicable Antitrust Law, (C) compliance with any applicable provision of Exon-Florio, including filing a notice under Exon-Florio with CFIUS, (D) filings as may be required by the Securities Act or the Exchange Act, (E) the filing and issuance of the Certificate of Merger and (F) the requirements under any Environmental Laws.

(2) Subject to receipt of the Consents referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the respective Constituent Documents of Parent and Purchaser or (B) require any Consent under any such Judgment, governmental Permit, license or Contract that is material.

(g) Financial Advisors. Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s or financial advisor fees in connection with the Transactions, except that, in connection with this Agreement, Parent has retained UBS Securities LLC as its financial advisor.

(h) Knowledge Regarding Representations; Satisfaction of Conditions; No Additional Representations.

(1) As of the date hereof, neither Parent nor Purchaser has Knowledge of any material inaccuracy or misstatement in, or breach of, any representation or warranty of the Company contained herein.

(2) As of the date hereof, neither Parent nor Purchaser has Knowledge of any reason why the conditions set forth in Article VI hereof would not be timely satisfied.

(3) Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in this Agreement.

(i) Proxy Statement. Subject to the accuracy of the representations of the Company in Section 4.03(u):

(1) The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

(2) Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement.

(j) Company Securities. Parent, its ultimate parent company, and each of their respective Affiliates do not hold or own any securities of the Company as of the date hereof, directly or indirectly, either beneficially or of record, other than any Shares that may be owned, for investment purposes only, by a pension or other plan for the benefit of the employees of Parent, its ultimate parent company, or their respective Affiliates.

ARTICLE V

COVENANTS

5.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company will each use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the Transactions, including the taking of all actions set forth in Schedule 5.01(a) and providing each other Party cooperation reasonably necessary in connection therewith, and each will cooperate fully with, and furnish information to, the other Party to that end; provided, that if any objections are asserted with respect to the Transactions under Exon-Florio or any Applicable Antitrust Law, or if any suit is threatened to be instituted, by any Governmental Authority or any private party challenging any of the Transactions or otherwise brought under Exon-Florio or any Applicable Antitrust Law that would prohibit or materially impair or materially delay the consummation of the Transactions, the Parties each agree to take actions that may be reasonably necessary to resolve any objections as may be asserted under Exon-Florio (including by CFIUS) and such Applicable Antitrust Law with respect to the Merger (including disposing of or holding separate any businesses or assets of the Company, Parent or any of their respective Affiliates under the HSR Act); provided, that notwithstanding any provision of this Agreement to the contrary, this Agreement shall not require Parent or any of its Affiliates (i) to agree to any prohibition, limitation or restriction on the operations of the Company, Parent or any of their respective Affiliates, or any material portion of the business or assets of the Company, Parent or any of their respective Affiliates, as a result of the Merger or any of the other Transactions or (ii) to compel the Company, Parent or any of their respective Affiliates to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Affiliates that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of (x) the Company and its Subsidiaries, taken as a whole, or (y) Parent and its Subsidiaries taken as a whole (measured against the financial condition, results of operations, assets and business of the Company and its Subsidiaries, taken as a whole), as a result of the Merger or any of the other Transactions. Notwithstanding anything in this Agreement to the contrary, no action taken by Parent, Purchaser or any of their respective Affiliates pursuant to this Section 5.01 shall entitle Parent or Purchaser to any diminution of the Merger Consideration.

(b) The Company shall deliver to Parent at the Closing a duly executed and acknowledged certificate, in a form and substance acceptable to Parent and in compliance with the Code and Treasury regulations, certifying such facts as to establish that the sale of Company Common Stock is exempt from withholding under Section 1445 of the Code.

(c) The Company shall, simultaneously with the Effective Time, reasonably cooperate with Parent to satisfy all outstanding obligations (including all loans and letter of credit reimbursement obligations) under the Company Credit Agreement and cause all Liens (for this purpose without giving effect to the exceptions in clauses (a), (b) and (c) in the definition thereof) securing obligations thereunder to be released.

(d) Promptly following the date of this Agreement, the Company shall take reasonable steps to ensure that it engages in good faith consultation with Parent prior to entering into any Contract that restricts in any material respect the conduct of business by it or any of its Subsidiaries or its or their ability (or, to the Knowledge of the Company, which following the consummation of the Merger, could materially restrict the ability of Parent or any of its Affiliates, including the Company and its Subsidiaries) to compete or engage in any material line of business, or to develop, market or distribute any material products or material services, in each case, in any geographic territory.

5.02 Stockholder Approvals. The Company, acting through the Company Board, shall, in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws, duly call, establish a record date for, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”), and except to the extent that the Company Board shall have made a Company Board Change of Recommendation as expressly permitted by Section 5.06(e), include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company adopt this Agreement. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to and in accordance with Section 7.01(c), the Company’s obligations pursuant to the first sentence of this Section 5.02 shall terminate.

5.03 Proxy Statement. As promptly as practicable after the date hereof (but in no event later than ten (10) Business Days after the date hereof), the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. The Company shall (i) provide Parent and its counsel a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing with the SEC and (ii) shall reasonably consider all comments reasonably proposed by Parent in writing. In addition, the Company shall provide Parent and its counsel a written copy of any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and with copies of any written responses to such comments, other correspondence and telephonic notification of any verbal responses to such comments by the Company or its counsel. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

5.04 Publicity. Parent and the Company will consult with each other before issuing any press release or other public statement or public filing (including with respect to the offering of debt or equity securities) with respect to, or that describe, the Merger or this Agreement and will not issue any such press release, public statement or public filing without the prior written consent of the other Party, which will not be unreasonably withheld, delayed or conditioned; provided, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release or a public statement or file any required documents with the SEC or any listing authority as may be required by applicable law or securities exchange or listing authority rules. Parent and the Company will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party.

5.05 Access; Information.

(a) Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent’s Representatives and accountants, such access during normal business hours throughout the period before the Effective Time to its books, records (including Tax Returns and work papers of independent auditors), Contracts, personnel and properties and to such other information as Parent may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company. All requests for such access shall be made exclusively to Representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of the Company in connection with the Transactions, whether in Person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of the Company as the Company may designate. The Company will not be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party or violate any law or regulation. The Parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each Party will treat any information provided in connection with this Agreement or the Transactions as “Evaluation Material” in accordance with the Confidentiality Agreement.

5.06 No Solicitation.

(a) From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall not, directly or indirectly, and shall not permit any of its Subsidiaries or its or its Subsidiaries’ Representatives to, (i) initiate, solicit or facilitate (including by way of furnishing or disclosing nonpublic information or permitting access to personnel or facilities) inquiries or proposals with respect to an Acquisition Proposal or (ii) enter into or participate in discussions or negotiations regarding any Acquisition Proposal; provided, that at any time prior to obtaining Company Stockholder Approval the Company may furnish information to, or enter into discussions or negotiations with, any Person that has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.06, in each case in respect of such Acquisition Proposal, if, subject to further compliance with this Section 5.06: (1) (A) such Acquisition Proposal constitutes a Superior Proposal or (B) a majority of the Company Board, after consulting with and having considered the advice of outside legal counsel and its financial advisor, determines in good faith that such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, would reasonably be expected to result in a Superior Proposal, and (2) prior to taking such action, the Company receives from such Person an executed confidentiality agreement on terms with respect to confidentiality substantially similar in the aggregate to the Confidentiality Agreement (provided that such confidentiality agreement and any related agreement shall not contain any exclusivity provision in favor of the Person making such Acquisition Proposal or having the effect of prohibiting the Company from satisfying its obligations under this Agreement, provided, further, that all information provided to a third party under this Section 5.06 is provided on a prior or substantially concurrent basis to Parent and Purchaser if such information has not previously been provided to Parent or Purchaser). Unless in connection with the Company terminating this Agreement in order to concurrently enter into a binding Acquisition Agreement for a Superior Proposal in accordance with Section 7.01(c), neither the Company nor the Company Board shall approve or take any action to render inapplicable to any Acquisition Proposal, Section 203 of the DGCL or any similar takeover statute.

(b) The Company shall promptly (but in no event later than twenty-four (24) hours after receipt) notify Parent orally or in writing of the receipt of any Acquisition Proposal, or related inquiry or request for information of the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms and conditions thereof, including price, and any material modification of or amendment to any Acquisition Proposal, and will take all reasonable steps to keep Parent fully apprised on a current basis of any material related developments, discussions, and negotiations.

(c) The Company shall immediately (i) cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to each such Person or its Representatives and (iii) terminate access by each such Person and its Representatives to any online or other electronic data rooms containing any information in respect of the Company or any of its Subsidiaries.

(d) Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to take such action would be inconsistent with applicable law; provided, however, that neither the Company Board nor any committee thereof shall make a Company Board Change of Recommendation except in compliance with Section 5.06(e).

(e) Except as expressly permitted by this Section 5.06(e), neither the Company Board nor any committee thereof shall (i)(A) withdraw, qualify or modify in a manner adverse to Parent or Purchaser the recommendation or declaration of advisability of this Agreement, the Merger or any of the other Transactions, (B) recommend that the stockholders of the Company reject this Agreement, the Merger or any of the Transactions or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.06(e)(i) being referred to herein as a “Company Board Change of Recommendation”), (ii) recommend the approval or adoption of, or adopt or approve, any Acquisition Proposal or Acquisition Agreement or withdraw its approval of this Agreement, or resolve, agree or propose publicly to take any of the foregoing actions or (iii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or could reasonably be expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in, and in accordance with, Section 5.06(a)), or resolve, agree or propose to take any such actions. Notwithstanding anything in this Section 5.06(e) to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith, following consultation with outside legal counsel, that failure to take such action could reasonably be expected to result in a breach of the Company Board’s fiduciary obligations under applicable law, make a Company Board Change of Recommendation. Notwithstanding any Company Board Change of Recommendation, this Agreement shall be submitted to the stockholders for the purpose of seeking the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation prior to the termination of this Agreement pursuant to Article VII hereof. At least four (4) Business Days prior to making a Company Board Change of Recommendation, the Company shall notify Parent in writing of the Company Board’s intention to make such a Company Board Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Company Board Change of Recommendation) and shall, and shall cause its financial and legal advisors to, during such period, negotiate with Parent and Purchaser in good faith (to the extent Parent and Purchaser desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, that would avoid such Company Board Change of Recommendation.

5.07 Takeover Laws and Provisions. No Party will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No Party will take any action that would cause the Transactions not to comply with any Takeover Provisions and each of them will take all reasonable steps within its control to make such Transactions comply with (or continue to comply with) the Takeover Provisions.

5.08 Regulatory Applications.

(a) Parent and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and, subject to Section 5.01, to obtain all material permits, consents, waivers, approvals, actions or nonactions and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions as promptly as practicable, and will make all necessary filings in respect of those Requisite Approvals as soon as practicable. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Approvals. In exercising the foregoing right, each of the Parties will act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to obtaining all Requisite Approvals and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions, including with respect to any material communication with the FTC, the DOJ, CFIUS or any other Governmental Authority (or any of their respective representatives).

(b) Parent and the Company will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions and to the extent permitted by the applicable Governmental Authority or any Person objecting to the Transactions, give the other Party the opportunity to attend and participate in any meetings and conferences with such Governmental Authority or Person objecting to the Transactions.

(c) In connection with and without limiting the foregoing,

(1) the Company and Parent shall promptly submit a joint filing and any requested supplemental information (collectively, the “Joint Filing”) to CFIUS pursuant to 31 C.F.R. Part 800 with regard to the Transactions, (ii) Parent shall take responsibility for preparation and submission of the Joint Filing and (iii) the Company hereby agrees promptly to provide to Parent all necessary information and otherwise to assist Parent promptly in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 5.08(c)(1) and respond to any inquiries from CFIUS or any other interested Governmental Authority, and

(2) each Party shall (i) promptly take all actions reasonably necessary to (a) file the notification and report form required for the Transactions and provide any supplemental information in connection therewith pursuant to the HSR Act and (b) make any filings required under any Applicable Antitrust Laws, and shall furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing with, or submission or response to, inquires from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with obtaining approval under the HSR Act and any other Applicable Antitrust Laws, (ii) keep the other Party apprised of the status of any inquiries or requests for additional information from the FTC, or the DOJ or any Governmental Authority in connection with obtaining approval under any such Applicable Antitrust Laws and take all reasonable steps to comply promptly with any such inquiry or request and (iii) participate in any interviews or meetings reasonably requested by the FTC or the DOJ or any Governmental Authority in connection with obtaining approval under any such Applicable Antitrust Laws in connection with the consummation of the Transactions.

5.09 Indemnification.

(a) The Constituent Documents of the Surviving Corporation as at the Effective Time shall contain the provisions with respect to indemnification, advancement of expenses, and exculpation of the Company’s present and former directors and present officers (collectively, “Indemnification Provisions”) in a form substantially similar to such provisions as presently set forth in the Company’s Constituent Documents to the extent applicable to actions or omissions before or at the Effective Time. The Indemnification Provisions of the Constituent Documents of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six (6) years and one day from the Effective Time in any manner that would adversely affect the rights thereunder of any individual who at the date hereof or at the Effective Time was a director or officer of the Company. Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.09.

(b) Without limiting Section 5.09(a) or any additional rights that an employee, officer or director may have under any agreement or Benefit Arrangement, following the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors and the present officers of the Company (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or claimed prior to, at or after the Effective Time, arising out of actions or omissions in their capacity as directors or officers before or at the Effective Time (including as to, or arising out of or pertaining to, the Transactions), to the fullest extent permitted by applicable law (including and subject to Sections 145(a) and (b) of the DGCL), other than actions or omissions constituting (i) criminal conduct or (ii) any violation of federal, state or foreign securities laws.

(c) On or prior to the date of this Agreement, the Company or Parent shall purchase “run-off” insurance policies for directors’ and officers’ liability insurance and fiduciary liability coverage with respect to matters existing or occurring at or prior to the Effective Time providing such coverages that are no less favorable than the policies maintained by the Company as of the date hereof, with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as the Company’s existing policies (the “Run-Off Policy”). Prior to the Effective Time, the Company shall obtain and fully pay for the Run-Off Policy. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 5.09(c) of the Company Disclosure Schedule. In the event that the carriers do not make the Run-Off Policy available to the Company for any reason, the Company shall endeavor to (and if the Company is unable to, Parent shall cause the Surviving Corporation to (after the Effective Time) obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time from the Company’s current insurance carriers or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. Notwithstanding anything herein to the contrary, none of Parent, the Surviving Corporation or the Company shall or shall be obligated to make annual premium payments for such Run-Off Policy or “tail” policy or, in the alternative, annual renewals of existing or comparable coverages, which exceed 300% of the most recent annual premium paid by the Company for such coverage prior to the date of this Agreement. If such Run-Off Policy, “tail” policy or such other coverages cannot be obtained at all, or can only be obtained at cost in excess of such maximum premium, then the Company or the Surviving Corporation, as applicable, shall obtain the most advantageous insurance obtainable for an aggregate premium equal to the maximum premium.

(d) Any Indemnified Party wishing to claim indemnification under this Section 5.09, upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided, that failure so to notify will not affect the obligations of Parent under this Section 5.09 unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any of the Indemnified Parties covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.09 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f) If Parent or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each case, Parent shall cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 5.09.

(g) The provisions of this Section 5.09 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an indemnified officer or director is entitled, whether pursuant to law, contract or otherwise.

(h) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees and reasonable costs of investigation, that may be incurred by any Indemnified Party in enforcing all obligations provided in this Section 5.09 in the event such Indemnified Party prevails in connection with enforcing such obligations.

5.10 Employee Matters.

(a) From the Effective Time until December 31, 2008 (such date being referred to herein as the “Benefits Transition Date”), Parent shall provide the employees and former employees of the Company and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements (including base salary and annual bonus opportunities) substantially comparable, in the aggregate (excluding the value of equity awards), to those provided by the Company or its Subsidiaries, as the case may be, to such Covered Employees immediately prior to the

Effective Time. Nothing provided in this Section 5.10(a) shall prevent Parent from terminating any employee subject to applicable severance obligations or agreements or Benefit Arrangements in accordance with their terms. Parent acknowledges that consummation of the Merger shall constitute a “change in control” or “change of control” within the meaning of the agreements set forth in Schedule 5.10 and in any Benefit Arrangement to the extent that such Benefit Arrangement includes that or any similar term.

(b) From and after the Effective Time, Parent shall (1) provide all Covered Employees with service credit (for purposes of eligibility (including eligibility for retirement), participation, vesting, levels of benefits and benefit accruals (other than benefit accrual under any defined benefit pension plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees are eligible to participate), for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits) and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Company’s medical and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by the Company will be given credit for deductibles and eligible out-of-pocket expenses incurred towards deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date in a comparable deductible-based medical and/or dental plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year.

(c) Parent and the Company shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees of the Company and its Subsidiaries, including any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

(d) Parent shall maintain a bonus plan for Covered Employees for the remainder of the fiscal year ending December 31, 2007, on substantially the same terms and conditions in the aggregate and pursuant to substantially the same targets and performance measures in the aggregate as were in effect for the Company so adopted for the fiscal year ending December 31, 2007 (the “2007 Bonus Plan”). The Company’s performance in respect of calculations made under the 2007 Bonus Plan shall be calculated without taking into account any expenses or costs associated with or arising as a result of the Transactions or any nonrecurring charges that would not reasonably be expected to have been incurred had the Transactions not occurred and shall not be subject to reduction or negative discretion by the administrator of the 2007 Bonus Plan.

5.11 Notification of Certain Matters. Parent and the Company will give prompt notice to the other of any fact, event or circumstance known to it that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that would be reasonably likely to cause a condition in Article VI not to be capable of being satisfied by the Termination Date.

5.12 Certain Tax Matters.

(a) From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) timely prepare and file all material Tax Returns required to be filed for any taxable period that ends on or before the Effective Time (“Post-Signing Returns”) consistent with past practice; (B) timely pay all material Taxes due and payable with respect to the taxable periods covered by such Post-Signing Returns; (C) accrue a reserve in the books and records and financial statements consistent with past practice for all Taxes payable by the Company and each of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any material claim, audit, suit, proceeding or other action pending against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and (E) not make or change any material Tax election, enter into any closing agreement with respect to Taxes, file any amended Tax Return, change any method of Tax accounting, request any ruling relating to Taxes, or surrender any right to claim a Tax refund, in each case, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) The Company shall not and shall not permit any of its Subsidiaries to enter into or effect any transaction that would result in the recognition of material taxable income or gain by the Company or any of its Subsidiaries, other than the transactions expressly required or allowed by this Agreement or transactions entered into or effected in the ordinary course of business consistent with past practice, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

5.13 Stockholder Litigation; Investigations

(a) The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the Transactions; provided, however, that no such settlement shall be proposed or agreed to without Parent’s consent, which shall not be unreasonably withheld, delayed or conditioned.

(b) The Company shall promptly advise Parent and keep it reasonably informed on a current basis of the status or progress of any material investigation or proceeding against or involving the Company or any of its Subsidiaries, or the directors, officers or employees thereof, conducted by any Governmental Authority or the Company Board (or any committee thereof) and shall (i) permit Parent or its counsel to participate (at Parent’s option) in the conduct of such investigation (including document review and interviews), in the review of the results thereof and in any related meetings and the communications with any Governmental Authority subject to advice of counsel that such participation will not adversely affect the Company’s attorney-client privilege and (ii) not agree to any settlement or other restriction, requirement or material action by, or applicable to, the Company (or any portion thereof) for any of its Subsidiaries (or any portion thereof) without prior advance good faith consultation with Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to consummate the Merger is subject to the fulfillment or written waiver by the parties before the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Exon-Florio and HSR Act. (i) Any applicable waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and, (ii) the period of time for any applicable review process under Exon-Florio shall have expired and the President of the United States shall not have taken action to prevent the consummation of the Merger or the Transactions. The items referred to in this Section 6.01(b) are defined as the “Requisite Approvals”.

(c) No Injunctions or Restraints. No Judgment or any other legal restraint or law, in each case that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, shall be in effect.

6.02 Conditions to the Company’s Obligation. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

(a) Parent and Purchaser’s Representations and Warranties. The representations and warranties of Parent and Purchaser in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifiers set forth therein or in Section 4.02) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Purchaser.

(b) Performance of Parent and Purchaser’s Obligations. Parent and Purchaser shall have performed in all material respects all agreements and covenants to be performed by them under this Agreement at or before the Effective Time.

6.03 Conditions to Parent and Purchaser’s Obligation. Parent and Purchaser’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and Purchaser, before the Effective Time of each of the following conditions:

(a) Company’s Representations and Warranties. (i) the representations and warranties of the Company in this Agreement (other than the representations or warranties in Section 4.03(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifiers set forth therein or in Section 4.02) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) the representations and warranties of the Company set forth in Section 4.03(b) shall be true and correct in all respects, except for de minimus variations.

(b) Performance of Company’s Obligations. The Company shall have performed in all material respects all agreements and covenants to be performed by it under this Agreement at or before the Effective Time.

(c) Certificate. The Company shall have delivered to Parent and Purchaser a certificate, dated the Closing Date and signed on behalf of the Company by an executive officer of the Company, certifying (i) to the matters set forth in Section 6.03(a) and (ii) that the Company shall have performed in all material respects all agreements and covenants to be performed by it under this Agreement at or before the Effective Time.

(d) No Material Adverse Effect. There shall not have occurred at any time after the date of this Agreement any event, change, circumstance or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(e) No Litigation. There shall not be pending or threatened any suit, proceeding or other action by any Governmental Authority (i) explicitly challenging the acquisition by Parent or Purchaser of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, (ii) seeking to prohibit, limit or impose restrictions on the operations of the Company, Parent or any of their respective Affiliates, or any material portion of the business or assets of the Company, Parent or any of their respective Affiliates, as a result of the Merger or any of the other Transactions or (iii) seeking to compel the Company, Parent or any of their respective Affiliates to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Affiliates that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of (x) the Company and its Subsidiaries, taken as a whole, or (y) Parent and its Subsidiaries taken as a whole (measured against the financial condition, results of operations, assets and business of the Company and its Subsidiaries, taken as a whole), as a result of the Merger or any of the other Transactions.

ARTICLE VII

TERMINATION

7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason provided in paragraphs (a) through (d) below, whether before or after the approval of this Agreement and the Merger by the stockholders of the Company:

(a) By mutual written consent of the Parent and the Company;

(b) By either Parent or the Company:

(i) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that the Party seeking to terminate this Agreement shall have used its reasonable best efforts (subject to the limitations set forth in the proviso to the first sentence of Section 5.01(a)) to remove or lift such injunction, order, decree or ruling and has otherwise complied in all respects with Section 5.01 hereof;

(ii) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Purchaser, on the one hand, or the Company, on the other hand (provided that the terminating Party (and, if Parent is the terminating Party, Purchaser) is not then in material breach of any representation, warranty, covenant or other agreement contained herein), such that the terminating Party would be entitled to not consummate the Merger pursuant to Article VI, which breach is not cured within thirty (30) days after giving written notice to the breaching Party;

(iii) if the Merger shall not have occurred on or before the one hundred twentieth (120th) day after the date hereof (the “Termination Date”); provided, that if any of the Requisite Approvals have not been received (and are still pending with applicable Governmental Authorities), Parent or the Company may extend the Termination Date for an additional period of up to ninety (90) days in order to obtain the Requisite Approvals by providing written notice thereof to the other; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement which breach shall have been a principal cause of, or resulted in, the failure to consummate the Merger by such date; or

(iv) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting duly convened for the purpose of obtaining the Company Stockholder Approval or any adjournment or postponement thereof.

(c) By the Company, at any time prior to obtaining the Company Stockholder Approval, solely in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 5.06; provided, however, that (A) no such termination of this Agreement by the Company may be made, in each case until after the fourth (4th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to terminate this Agreement pursuant to this Section 7.01(c) and specifying in writing all material terms and conditions of, and the identity of any Person making, the Superior Proposal (which notice shall include a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents), during which period the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and Purchaser in good faith (to the extent Parent and Purchaser desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, so that such Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by the Company and a new five Business Day period) and (B) the Company shall not terminate this Agreement pursuant to this Section 7.01(c), and any purported termination pursuant to this Section 7.01(c) shall be void and of no force or effect, unless (x) the Company shall have complied with all applicable requirements of Section 5.06 (including the notice provisions thereof) and Section 7.03 (including the payment of the Break-Up Fee in accordance with the requirements thereof), (y) such Acquisition Proposal continues to constitute a Superior Proposal and (z) the Company shall concurrently enter into a binding Acquisition Agreement for such Superior Proposal.

(d) By Parent if (i) the Company Board has made a Company Board Change of Recommendation or (ii) the Company Board shall fail to reaffirm its recommendation of this Agreement, the Merger and the Transactions within ten (10) Business Days of receipt of Parent’s written request at any time when an Acquisition Proposal shall have been made and not rejected by the Company Board; provided Parent terminates this Agreement by providing written notice thereof to the Company within ten (10) days after such Company Board Change of Recommendation or failure to reaffirm.

7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto or any of its Affiliates, directors, officers or stockholders except that the Company or Parent, as the case may be, may have liability or obligations as set forth in Sections 4.03(q)(1), 4.04(g), 5.04, 5.05(b), 7.02 and 7.03 and as set forth in or contemplated by Section 7.01 hereof and except that Article VIII shall remain in effect. Nothing in this Section 7.02 shall relieve any Party from liability for any material and intentional breach of this Agreement.

7.03 Fees and Expenses.

(a) Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(b)(ii), then Parent shall promptly reimburse the Company (but in no event later than three (3) Business Days after the date of such termination) for its Transaction Expenses by payment made by wire transfer of same day funds to an account designated by the Company.

(c) In the event that

(i) (A) an Acquisition Proposal has been made to the Company or its stockholders or an Acquisition Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iii) or 7.01(b)(iv) and (C) at any time on or prior to twelve (12) months after the date of such termination, the Company or any of its Subsidiaries (x) enters into any Acquisition Agreement with respect to any Acquisition Proposal or (y) the transactions contemplated by any Acquisition Proposal are consummated, or

(ii) this Agreement is terminated by the Company pursuant to Section 7.01(c); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.01(d)(i) or (ii),

then, in each case, the Company shall pay Parent a fee equal to $140,000,000.00 (the “Break-Up Fee”) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.01(c), prior to or simultaneously with such termination, (y) in the case of a termination by Parent pursuant to Section 7.01(d)(i) or (ii), within three (3) Business Days after such termination and (z) in the case of a payment as a result of any event referred to clause (x) or (y) of Section 7.03(c)(i)(C), upon the earlier of execution of such Acquisition Agreement or consummation of the transactions contemplated by such Acquisition Proposal.

(d) The Parties acknowledge that the agreements contained in Sections 7.03(b) and 7.03(c) are an integral part of the Transactions, and that, without these agreements, they would not enter into this Agreement; accordingly, if a Party fails to pay in a timely manner any amount due pursuant to Section 7.03(b) or 7.03(c), as applicable, and, in order to obtain such payment, the other Party commences a claim, suit, proceeding or other action that results in a judgment against such first Party, such first Party shall pay to the other Party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

ARTICLE VIII

MISCELLANEOUS

8.01 Survival. The representations, warranties, agreements and covenants contained in this Agreement. including any rights arising out of any breach of such representations, warranties, agreements and covenants, will not survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.02 Waiver; Amendment. At any time prior to the Effective Time, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the Plan of Merger contained herein to the stockholders of the Company. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

8.04 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and will be interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of Parent, Purchaser, and the Company hereby irrevocably and unconditionally; (i) consents to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware (“Delaware Courts”) for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts, (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

8.05 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given upon receipt by the Parties at the following addresses set forth below or such other address as such Party may specify by like notice.

If to the Company, to:

Armor Holdings, Inc.

13386 International Parkway

Jacksonville, Florida 32218

Phone: (904) 741-5400

Fax: (904) 741-5403

Attention: Robert R. Schiller

With a copy to.

Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

Phone: (212) 519-5103

Fax: (212) 245-3009

Attention: Robert L. Lawrence, Esq.

If to Parent or Purchaser, to:

BAE Systems, Inc.

1601 Research Boulevard

Rockville, MD 20850

Phone: (301) 838-6000

Fax: (301) 838-6925

Attention: Sheila C. Cheston, Esq.

With a copy to.

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Phone: (212) 474-1000

Fax: (212) 474-3700

Attention: Sarkis Jebejian, Esq.

8.06 Entire Understanding; No Third Party Beneficiaries. This Agreement, taken together with the Disclosure Schedule and the Confidentiality Agreement constitutes the entire agreement and understanding among the Parties regarding the Transactions and supersedes any and all other oral or written agreements and understandings previously made or purported to be made with respect thereto. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Except for Article II, and Section 5.09, which is intended to benefit the Indemnified Parties, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than Parent and the Company.

8.07 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.08 Assignment; Successors. No Party may assign either this Agreement or any of the rights, interests or obligations under this Agreement, or delegate any of its duties hereunder, in whole or in part, without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

8.09 Remedies. The Parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and the Parties further agree they shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this remedy being in addition to any other remedy to which the Parties are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BAE SYSTEMS, INC.
By:	/s/ Sheila C. Cheston
Name: Sheila C. Cheston
Title: Senior Vice President, General Counsel & Secretary

JAGUAR ACQUISITION SUB INC.
By:	/s/ Sheila C. Cheston
Name: Sheila C. Cheston
Title: Vice President & Secretary

ARMOR HOLDINGS, INC.
By:	/s/ Robert R. Schiller
Name: Robert R. Schiller
Title: President

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is [   ].

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The right to indemnification conferred upon such persons by this Article IX shall be a contract right.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the

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circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under Sections (1) and (2) of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders of the Corporation.

(5) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer at the commencement of such action, suit or proceeding to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the General Corporation Law.

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(8) For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such consistent corporation if its separate existence had continued.

(9) For purposes of this Article IX, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

(10) The indemnification and advance of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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